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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2004 (December 2, 2004)

Myogen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50438	84-1348020

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7575 West 103rd Avenue, Suite 102
Westminster, Colorado	80021

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 410-6666

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

     On December 2, 2004, Andrew D. Dickinson, age 34, was appointed Vice President, General Counsel and Secretary of Myogen, Inc., a Delaware corporation (“Myogen” or the “Company”). Mr. Dickinson will initially join the Company on a part-time basis and will become a full-time employee in January 2005. From January 2003 to December 2004, Mr. Dickinson was a partner at Kendall, Dickinson & Koenig PC, a corporate and securities boutique law firm based in Denver, Colorado, where he focused on providing strategic advice to emerging technology companies and venture capital firms in connection with general corporate matters, securities compliance and significant corporate transactions. From May 1999 to December 2002, Mr. Dickinson was a business associate at Cooley Godward, LLP, where he counseled public and private companies and private equity firms in connection with corporate transactions, securities law disclosure and related compliance matters. Previously, Mr. Dickinson was a corporate and securities associate at Kirkland & Ellis, LLP. Mr. Dickinson holds a J.D. from the Loyola University of Chicago School of Law and a B.A. in molecular, cellular and developmental biology from the University of Colorado at Boulder.

     In connection with Mr. Dickinson’s appointment, the Company entered into an employment agreement with Mr. Dickinson effective as of December 2, 2004. Pursuant to the terms of the employment agreement, Mr. Dickinson earns an annual base salary of $205,000, which amount may be adjusted periodically in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors. Mr. Dickinson is also eligible for an annual discretionary bonus, based on both corporate and individual goals. In addition, pursuant to the terms of the employment agreement, the Company granted Mr. Dickinson an option to purchase 80,000 shares of common stock at an exercise price of $8.57 per share, the closing price of the Company’s common stock on December 2, 2004, in accordance with the terms and conditions of the Company’s 2003 Equity Incentive Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (No. 333-108301) filed with the Securities and Exchange Commission (the “SEC”) on August 28, 2003 and declared effective by the SEC on October 30, 2003 (the “S-1 Registration Statement”)). The options vest over a four-year period, with 25% of such options vesting one year after the date of grant, and the remaining 75% of such options vesting in equal monthly installments thereafter over the next three years.

     The employment agreement with Mr. Dickinson provides that his employment with the Company is at-will and may be altered or terminated by either Mr. Dickinson or the Company at any time. However, if the Company terminates Mr. Dickinson’s employment without “cause” (as defined in the employment agreement) or if he resigns for “good reason” (as defined in the employment agreement), other than pursuant to a “change in control” (as defined in the employment agreement), Mr. Dickinson will be entitled to receive: (a) his base salary for six months following the date of termination, (b) payment of any accrued but unused vacation and sick leave, and (c) payment of premiums his group health insurance COBRA continuation coverage for up to six months after the date of termination.

     The employment agreement with Mr. Dickinson also provides that if the Company (or any surviving or acquiring corporation) terminates his employment without just cause or if he resigns for good reason as of or 13 months following the effective date of a change in control, Mr. Dickinson will be entitled to receive: (a) his base salary for one year following the date of termination, (b) payment of any accrued but unused vacation and sick leave, and (c) payment of premiums for his group health insurance COBRA continuation coverage for up to 12 months after the date of termination.

     The employment agreement will be filed as an exhibit to the Form 10-K for the year ending December 31, 2004.

     In conjunction with Mr. Dickinson’ appointment, Mr. Dickinson and the Company also entered into an Indemnity Agreement (the form of which was filed as Exhibit 10.11 to the Company’s S-1 Registration Statement) in the same form as has previously been entered into with the Company’s other executive officers. The Indemnification Agreement provides indemnity to Mr. Dickinson against, and the advancement of certain expenses relating to, liabilities incurred in the performance of his duties to the maximum extent permitted by Delaware corporation law and the Company’s Bylaws.

Section 8 — Other Events

Item 8.01 Other Events.

     On December 2, 2004, the Company issued a press release announcing the appointment of Mr. Dickinson as Vice President, General Counsel and Secretary. The press release is attached hereto as Exhibit 99.1.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

99.1	Press Release, dated December 2, 2004 entitled “Myogen Appoints Andrew D. Dickinson Vice President, General Counsel and Secretary.”

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated December 3, 2004

MYOGEN, INC.

By:	/s/ J. William Freytag

J. William Freytag
Its:	President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.                  Description

99.1	Press Release dated December 2, 2004 entitled “Myogen Appoints Andrew D. Dickinson Vice President, General Counsel and Secretary.”

4.